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                                                                   EXHIBIT 10.15


                              CONSULTING AGREEMENT

   This Consulting Agreement ("Agreement") is made and entered into as of this 19th day of April, 1999, by and between MP3.COM, INC. ("Company") and ATLAS/THIRD RAIL MANAGEMENT, INC. ("Consultant").

   1. Services.

      Consultant shall render services as a promotional consultant to Company consisting of Consultant's using reasonable efforts to facilitate multiple promotions each involving one or more artists to be mutually approved by Consultant and Company. Each promotion may consist of one free download or on-demand streaming for a limited period of time of a sound recording of a song by the artist(s) from the Company's website and a related promotional event to be mutually approved by Consultant, Company and the artist(s) (the "Promotion"). Consultant and Company mutually approved Alanis Morissette to participate in a Promotion and currently expect that she will be involved in the first Promotion contemplated under this Agreement. Consultant and Company currently anticipate that the Promotion involving Alanis Morissette will coincide with her Summer of 1999 tour and will include tour sponsorship, tickets, merchandise giveaways, a retail partner and on-line tour events (e.g., live tracks, interview and reviews). Consultant will use reasonable efforts


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to assist in providing for the multiple promotions and other promotional activities, but does not guarantee, represent or warrant that any or all of them will be provided.

   2. Term.

      This Agreement shall be for a period of three (3) years from the date of this Agreement, unless earlier terminated as provided in paragraph 6 below.

   3. Common Stock Warrant.

      Concurrently with the release of the press announcement of this Agreement pursuant to paragraph 4 below, Company shall issue to Consultant a Warrant to Purchase 439,103 shares of Common Stock of MP3.COM, Inc. ("Warrant") substantially in the form attached hereto.


   4. Press Announcements.

      Consultant and Company will jointly approve press announcement(s) of this Agreement and any Promotion(s) under this Agreement, and the artist(s) involved in a Promotion will also have the right to approve press announcement(s) insofar as they relate to them.

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      5.    Expenses.

            Company shall reimburse Consultant for all expenses reasonably incurred by Consultant in the performance of the services under this Agreement, including, without limitation, travel and related expenses; provided, however, that prior to incurring expenses reasonably foreseen to exceed $500.00, Consultant shall seek pre-approval by Company of any such expenses.

      6.    Termination.

            Consultant, in its sole discretion,may terminate this Agreement if Company exercises its "Right of Repurchase" pursuant to paragraph 8 of the Warrant. In addition, Consultant, in its sole discretion, may terminate this Agreement if within one year of the date of this Agreement Company has not either (i) completed its initial public offering; or (ii) been acquired by a company with a pre-acquisition market capitalization of at least $500 million in a transaction that values the market capitalization of the Company at a minimum of $300 million. Notwithstanding any termination of this Agreement by Consultant as provided herein, Consultant shall be entitled to the Warrant as provided in this Agreement and subject to the terms and conditions of the Warrant.

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      7.    Non-Exclusivity and Registrations.

            Consultant and Company acknowledge and agree that the services provided by Consultant are non-exclusive and that Consultant may also act as a consultant, whether promotional or otherwise, for other companies and individuals; provided, however, that, except as provided below, Consultant shall not, during the Term of this Agreement, consult with or provide consulting services to another company engaged in the business of digital distribution of music over the internet or other electronic medium. Consultant and Company acknowledge and agree that nothing in this Agreement shall prevent Consultant from engaging in any of the following even if it involves consulting or other services rendered by Consultant relating to the digital distribution of music over an electronic medium: (i) representing, managing or consulting with individual artists or performers who are managed by Consultant or representing, managing or consulting with companies owned and/or controlled by such artists or performers notwithstanding that such artists, performers or companies are engaged in the business of digital distribution of music over an electronic medium; (ii) representing, managing or consulting with individual artists or performers or representing, managing or consulting with individuals or companies who do business with a company engaged in the business of digital distribution of music over an electronic medium; and/or (iii) owning, managing, operating,


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controlling, participating in or being affiliated with a company primarily engaged in the business of producing, broadcasting, promoting, marketing, selling, distributing, exhibiting or otherwise exploiting phonorecords, motion pictures, soundtracks or television programming or services, including free, basic cable, pay television, pay-per-view, satellite and other methods of distribution of television programming or services now known or hereafter developed, even if such business includes digital distribution of music over an electronic medium (including, without limitation, the co-venture between consultant's affiliate and Hollywood Records). In addition, Consultant and Company acknowledge and agree that nothing in this Agreement shall prevent Consultant from representing, managing or consulting with individuals or companies primarily engaged in a business other than digital distribution of music over an electronic medium, even if their business may include such distribution of music, so long as the services rendered relate to business activities other than digital distribution of music over an electronic medium.

      8.    Personnel.

            Company agrees to employ or hire as additional consultants Mitch Schneider and Lisa Hendricks pursuant to terms to be negotiated in good faith for the purpose of helping to formulate and carry out the artist promotions referred to in paragraph 1 above and the press releases referred to in paragraph


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4 above.

     9.   Miscellaneous.

          Company and Consultant acknowledge and agree that they intend to enter into a more detailed agreement consistent with the terms hereof, the language of which shall be negotiated diligently and in good faith by the parties hereto. This Agreement shall be binding and effective until such time as a more formal agreement is executed by the parties.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives and to be effective as of the date first written above.

MP3.COM, INC.                      ATLAS/THIRD RAIL MANAGEMENT, INC.


By: /s/ ROBIN D. RICHARDS            By: /s/ CHARLES V. ROVEN
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Name:   Robin D. Richards            Name: Charles V. Roven
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Title: President                     Title: President
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